Exhibit 99.1
PRESS RELEASE
comScore Announces Second Quarter 2007 Financial Results
Quarterly Revenue Reaches a Record $20.8 Million
RESTON, VA, August 2, 2007 — comScore, Inc. (NASDAQ: SCOR), a global leader in measuring the digital world, today announced results for the quarter ended June 30, 2007. Second quarter 2007 revenue was $20.8 million, an increase of 23 percent compared to the second quarter of 2006 and an increase of 11 percent sequentially over the first quarter of 2007. Second quarter 2007 GAAP net income was $1.2 million compared to $1.4 million for the second quarter of 2006.
Included in second quarter 2007 GAAP net income is a non-recurring charge of $1.3 million related to the revaluation of preferred stock warrant liabilities issued while comScore was a private company. This charge reflected the increase in comScore’s enterprise value between March 31, 2007 and June 30, 2007. The company completed its initial public offering on July 2, 2007, and on that date all outstanding shares of the company’s preferred stock converted into common stock and all outstanding preferred stock warrants converted into common stock warrants. Accordingly, the preferred stock warrant liability was reclassified from current liabilities to additional paid in capital on July 2, 2007. Due to the non-recurring nature of this charge and certain non-cash charges, the company is also reporting adjusted net income that excludes the revaluation of preferred stock warrant liabilities, amortization of intangible assets resulting from acquisitions and stock-based compensation expense. A reconciliation of comScore’s GAAP results to this non-GAAP metric is included as part of this release.
Adjusted net income for the second quarter of 2007 was $3.3 million, an increase of 67 percent compared to the second quarter of 2006. Adjusted EBITDA—which comScore defines as net income plus the (benefit) provision for income taxes, depreciation, amortization of intangible assets resulting from acquisitions, stock-based compensation, revaluation of preferred stock warrant liabilities, less interest income (expense), net —was $4.1 million, an increase of 56 percent compared to the prior year period. A reconciliation of comScore’s GAAP results to this non-GAAP metric is also provided in this release. The company’s adjusted EBITDA margin was 20 percent, an increase of over 4 percentage points compared to the second quarter of 2006. This margin improvement reflects the operating leverage realized by comScore’s business model with revenue growth of 23 percent outpacing an increase of 16 percent in operating expenses for the second quarter of 2007 as compared to the prior year period, excluding the impact of stock-based compensation.

The company’s subscription revenue was $16.3 million for the second quarter of 2007, an increase of 29 percent over the prior year period. Subscription revenue accounted for 78 percent of comScore’s total revenue for the second quarter, an increase of 4 percentage points compared to the second quarter of 2006. Project revenue grew by only 3 percent in the second quarter of 2007 compared to the prior year period, due to unusually strong project revenues in the second quarter of 2006 plus the company’s success over the past year in converting customers from ad hoc projects to recurring subscription agreements. Deferred revenue was $26.6 million at the end of the second quarter of 2007, an increase of 50 percent compared to the prior year period, reflecting strong sales momentum in the first half of 2007. Revenue from existing customers totaled $17.7 million, an increase of 19 percent compared to the second quarter of 2006, while revenue from new customers was $3.1 million, an increase of 49 percent compared to the second quarter of 2006. During the second quarter of 2007, comScore added a net 33 new customers bringing the total number of customers to 776, a net increase of 128 new customers compared to the end of the second quarter of 2006. Within this total customer count, the company added a net 41 new subscription-based customers in the second quarter of 2007, resulting in a total of 687 subscription-based customers, a net increase of 110 subscription-based customers compared to the prior year period. International revenue was $2.3 million in the second quarter of 2007, an increase of 78 percent compared to the prior year period, and comprised 11 percent of the company’s total revenue.
“We are pleased with the momentum of our products and services in the marketplace which helped deliver results that were ahead of our expectations for the quarter,” commented Dr. Magid Abraham, President and CEO of comScore. “Demand for our products was driven by continued strong growth in our existing customers’ spending on digital marketing combined with consumers’ increased spending on e-commerce. As a result, we were able to continue to grow the size of our customer base.”
“The launch of the comScore Campaign Metrix suite of products during the second quarter enables our clients to measure the ROI from their investment in digital marketing and should contribute to revenues in the second half of 2007,” added Dr. Abraham. “In addition, we have invested in building a pipeline of new products that we expect to introduce in the third quarter. We also intend to invest in growing our sales capacity both domestically and internationally, as reflected by the opening of a Tokyo office during the second quarter that serves to establish our commercial presence in the important Asia-Pacific region.”
Operating cash flow for the second quarter of 2007 was $4.5 million, compared to $141,000 in the second quarter of 2006. Free cash flow—defined by comScore as operating cash flow less capital expenditures—was $3.4 million, compared to ($337,000) in the second quarter of 2006.
As of June 30, 2007, comScore had $21.7 million in cash, cash equivalents and short-term investments. In addition, with the completion of its initial public offering, the company raised net proceeds of approximately $76.7 million through its issuance of 5 million shares of common stock.

Guidance
comScore is forecasting third quarter 2007 revenue of approximately $21.5 million to $22.0 million, an increase of 33 percent to 36 percent compared to the third quarter of 2006. The company is forecasting adjusted net income for the third quarter 2007 of $3.3 million to $3.5 million, or $0.11 to $0.12 per fully diluted share, based on an estimated 29 million weighted average shares for the quarter.
Adjusted EBITDA for the third quarter 2007 is forecast to be $3.4 million to $3.5 million, an increase of 29 percent to 33 percent compared to the third quarter of 2006, and includes an estimated $750,000 in incremental public company expenses. Growth in adjusted EBITDA for the third quarter of 2007 is forecast to be in the range of 58 percent to 61 percent as compared to the third quarter of 2006, excluding the incremental public company expense. In addition, this adjusted EBITDA projection for the third quarter of 2007 includes approximately $600,000 in incremental investment in such areas as increasing the size of the company’s sales force and accelerating the roll-out of certain new products. This incremental investment reflects comScore’s intention to reinvest part of the year-to-date 2007 profit results, which have exceeded comScore’s prior expectations, to take advantage of the significant market growth opportunities.
The company is forecasting full-year 2007 revenue of approximately $85.9 million to $86.7 million, up 30 percent to 31 percent over comparable 2006 revenue, which means a projected revenue growth for the combined third and fourth quarters of 2007 of 35 percent to 37 percent compared to the combined third and fourth quarters of 2006. The company is projecting adjusted EBITDA for the full-year 2007 in the range of $16.4 million to $16.9 million, an increase of 65 percent to 70 percent as compared to full-year 2006. comScore is also forecasting adjusted net income for full-year 2007 of approximately $ 14.7 million to $ 15.3 million or $0.56 per share to $0.58 per share on a fully diluted basis based on an estimated 26 million weighted average shares. The company is expecting a total of $1.2 million in incremental public company-related expenses for the third and fourth quarters of 2007 that are included in the full-year 2007 adjusted EBITDA and adjusted net income forecasts. Free cash flow for the full-year 2007 is projected to be in the range of $13.9 million to $14.6 million, an increase of 62 percent to 70 percent compared to full-year 2006.
As of June 30, 2007, the company had a valuation allowance of $32.2 million against certain deferred tax assets, which consisted principally of net operating loss carryforwards. The company will continue to evaluate its valuation allowance position on a regular basis. Depending upon our actual results for the third and fourth quarters of 2007, the company may conclude that all or a portion of our valuation allowance should be reduced during the second half of the year. Once the valuation allowance is eliminated in whole or in part, its reversal will not be available to offset our future current tax provision. It is expected that any such reduction of our valuation allowance would have a material impact on our results from operations and financial condition.

Non-GAAP Financial Measures
comScore reports all financial information required in accordance with generally accepted accounting principles (GAAP). The company believes, however, that evaluating its ongoing operating results will be enhanced if it also discloses certain non-GAAP information, because it is useful to understand comScore’s performance, as it excludes non-cash and other special charges that many investors believe may obscure comScore’s true on-going operating results.
For example, the company believes that adjusted EBITDA is a useful measure for investors to use to evaluate its operating performance. comScore defines Adjusted EBITDA as net income plus the (benefit) provision for income taxes, depreciation, amortization of intangible assets resulting from acquisitions, stock-based compensation, revaluation of preferred stock warrant liability; less interest income (expense), net. The company believes that adjusted EBITDA is an important indicator of the company’s operational strength and the performance of its business because it provides a link between profitability and operating cash flow. Adjusted EBITDA is also widely used by investors and analysts as a supplemental measure to evaluate the overall operating performance of companies in comScore’s industry. The company’s management also uses adjusted EBITDA extensively as a measure of operating performance because it does not include the impact of items not directly resulting from our core operations. Moreover, the company’s management uses the measure for planning purposes, to allocate resources and to evaluate the effectiveness of the company’s business strategies and management’s performance.
In addition, comScore uses adjusted net income, which excludes the impact of the revaluation of preferred stock warrant liabilities, stock-based compensation and the amortization of intangible assets resulting from acquisitions, to evaluate profit performance including the impact of interest income/expense and taxes. The company’s management also intends to use free cash flow as a non-GAAP measure of the company’s operating cash flow less cash expenditures for capital spending as a key indicator of the company’s operating cash flow performance net of capital outlays.
Whenever comScore uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.

Reconciliation from GAAP Net Income to Adjusted Net Income and Adjusted EBITDA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Dollars in thousands)
	(unaudited)
Net income	$1,240	$1,390	$2,780	$1,475

Amortization of acquired intangibles	293	333	586	704
Stock-based compensation	471	40	578	47
Revaluation of preferred stock warrant liabilities	1,288	211	1,277	209

Adjusted net income	$3,292	$1,974	$5,221	$2,435

Provision for income taxes	6	—	52	—
Depreciation	981	693	1,842	1,381
Interest (income) expense, net	(144)	(23)	(241)	(34)

Adjusted EBITDA	$4,135	$2,644	$6,874	$3,782
Adjusted EBITDA margin (%)	20%	16%	17%	12%
Reconciliation from GAAP Operating Cash Flow to Free Cash Flow

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Dollars in thousands)
Net cash provided by operating activities	$4,503	$141	$7,659	$2,965

Purchases of property and equipment	(1,067)	(478)	(1,561)	(770)

Free cash flow	$3,436	$(337)	$6,098	$2,195
Conference Call Details for August 2, 2007, to Discuss Second Quarter 2007 Financial Results
comScore will report financial results for the quarter ended June 30, 2007 on Thursday, August 2 at 4:30 p.m. EDT.
Dr. Magid Abraham, President and Chief Executive Officer, and John Green, Chief Financial Officer, will provide commentary on comScore’s results at that time via live webcast, accessible at http://ir.comscore.com/events.cfm. A replay of the webcast will be archived and available for playback beginning at 7:30 p.m. EDT that evening, accessible from the same link.

About comScore
comScore, Inc. (NASDAQ: SCOR) is a global leader in measuring the digital world. This capability is based on a massive, global cross-section of more than 2 million consumers who have given comScore permission to confidentially capture their browsing and transaction behavior, including online and offline purchasing. comScore panelists also participate in survey research that captures and integrates their attitudes and intentions. Through its proprietary technology, comScore measures what matters across a broad spectrum of behavior and attitudes. comScore analysts apply this deep knowledge of consumers and competitors to help clients design powerful marketing strategies and tactics that deliver superior ROI. comScore services are used by more than 700 clients, including global leaders such as AOL, Microsoft, Yahoo!, BBC, Carat, Deutsche Bank, France Telecom, Best Buy, The Newspaper Association of America, Financial Times, ESPN, Fox Sports, Nestle, Starcom, Universal McCann, the United States Postal Service, Verizon, ViaMichelin, Merck and Expedia. For more information, please visit http://www.comscore.com.
Cautionary Statement
This press release contains forward-looking statements within the meaning of federal securities laws, including, without limitation, statements regarding the following: the growth of customer spending on digital marketing and e-commerce; comScore’s success in adding new customers; the expected contribution of comScore Campaign Metrix to revenues; the strength of comScore’s product pipeline; the introduction of new products in the third quarter and the expected growth in comScore’s sales capacity; comScore’s investments in domestic and international sales capacity; comScore’s ability to have a commercial presence in the Asia-Pacific region; comScore’s forecasts of revenue, adjusted EBITDA and adjusted net income and the related growth rates for the third quarter and the complete year for 2007; and comScore’s expectation not to realize deferred tax assets and plans to continue to evaluate such assets and related valuation allowances. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: the early stage of the market for digital marketing intelligence and the rate of development of such market; the rate of development of the Internet advertising and eCommerce markets; comScore’s ability to retain existing large customers and obtain new large customers; continued growth of the Internet as a medium for commerce, content, advertising and communications; changes in comScore’s data-collection methodologies; inability to sell additional products and attract new customers; dependence on growth of international operations; product obsolescence with technological developments; volatility of quarterly results and analyst expectations; and comScore’s history of losses and the risk of future losses; and comScore’s utilization of net operating loss carryforwards .
For a detailed discussion of these and other risk factors, please refer to comScore’s Registration Statement on Form S-1. You can obtain copies of the Registration Statement on Form S-1 on the SEC’s Web site (www.sec.gov).
Stockholders of comScore are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. comScore does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.
Contact:
John Green
Chief Financial Officer
jgreen@comscore.com
(703) 438-2325

comScore, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues	$20,809	$16,906	$39,490	$31,891
Cost of revenues (excludes amortization of intangible assets resulting from acquisitions shown below) (1)	6,000	5,205	11,388	10,353
Selling and marketing (1)	6,683	5,323	13,134	10,668
Research and development (1)	2,813	2,258	5,369	4,395
General and administrative (1)	2,428	2,176	4,935	4,094
Amortization of intangible assets resulting from acquisitions	293	333	586	704

Total expenses from operations	18,217	15,295	35,412	30,214

Income from operations	2,592	1,611	4,078	1,677

Interest income, net	144	23	241	34
(Loss) from foreign currency	(202)	(33)	(210)	(27)
Revaluation of preferred stock warrant liabilities	(1,288)	(211)	(1,277)	(209)

Income before income taxes	1,246	1,390	2,832	1,475

Provision for income taxes	(6)	—	(52)	—

Net income	1,240	1,390	2,780	1,475

Accretion of redeemable preferred stock	(923)	(777)	(1,808)	(1,519)

Net income (loss) available to common stockholders	317	613	972	(44)

Net income (loss) available to common stockholders per common share:
Basic and diluted	$0.00	$0.00	$0.00	$(0.03)
Weighted-average number of shares used in per share calculation — common stock
Basic and diluted	4,933,081	3,843,579	4,567,908	3,727,411
(1) Amortization of stock-based compensation is included in the line items above as follows
Cost of revenues	60	2	69	2
Selling and marketing	172	26	211	32
Research and development	53	2	61	11
General and administrative	186	10	237	2

comScore, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended
	June 30,
	2007	2006

Operating activities

Net income	$2,780	$1,475

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation	1,842	1,381

Amortization of intangible assets resulting from acquisitions	586	704

Provisions for (recoveries of) bad debts	31	(47)

Stock-based compensation	578	47

Revaluation of preferred stock warrant liabilities	1,277	209

Amortization of deferred finance costs	3	11

Deferred tax benefit	(39)	—

Changes in operating assets and liabilities, net of effect of acquisitions:

Accounts receivable, net	(770)	424

Prepaid expenses and other current assets	(411)	(170)

Other non-current assets	206	189

Accounts payable, accrued expenses, and other liabilities	(2,012)	635

Deferred revenues	3,588	(1,894)

Net cash provided by operating activities	7,659	2,965

Investing activities

Payment of restricted cash	(267)	(5)

Purchase of short-term investments	(8,900)	(3,700)

Sale of short-term investments	4,400	1,500

Purchase of property and equipment	(1,561)	(770)

Payment of additional consideration for acquired businesses	—	(300)

Net cash used in investing activities	(6,328)	(3,275)

Financing activities

Proceeds from the exercise of common stock options	640	215

Principal payments on capital lease obligations	(1,009)	(784)

Net cash used in financing activities	(369)	(569)

Effect of exchange rate changes on cash	251	74

Net increase (decrease) in cash and cash equivalents	1,213	(805)

Cash and cash equivalents at beginning of year	5,032	5,124

Cash and cash equivalents at end of year	$6,245	$4,319

comScore, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

		December 31,
	June 30, 2007	2006
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$6,245	$5,032

Short-term investments	15,500	11,000

Accounts receivable, net of allowances of $189 and $188, respectively	15,033	14,123

Prepaid expenses and other current assets	1,536	1,068

Restricted cash	537	270

Total current assets	38,851	31,493

Property and equipment, net	6,729	6,980

Other non-current assets	3,374	1,267

Intangible assets, net	397	983

Goodwill	1,364	1,364

Total assets	$50,715	$42,087

Liabilities and stockholders’ deficit
Current liabilities:

Accounts payable	$1,462	$1,353

Accrued expenses	6,337	6,020

Deferred revenues	26,642	22,776

Capital lease obligations	1,448	1,726

Preferred stock warrant liabilities	2,282	1,005

Total current liabilities	38,171	32,880

Capital lease obligations, long-term	1,530	2,261

Deferred tax liability	39	77

Other liabilities	356	374

Total liabilities	40,096	35,592

Commitments and contingencies:

Redeemable preferred stock	103,503	101,695

Common stock subject to put	4,428	4,357

Stockholders’ deficit:

Common stock	5	4

Additional paid-in capital	31	—

Accumulated other comprehensive loss	28	(75)

Accumulated deficit	(97,376)	(99,486)

Total stockholders’ deficit	(97,312)	(99,557)

Total liabilities and stockholders’ deficit	$50,715	$42,087